PLANNING SCIENCES INTERNATIONAL PLC


NOTICE IS HEREBY GIVEN that the ANNUAL GENERAL MEETING of the above named Company will be held at the Grosvenor House Hotel, 80/90 Park Lane, London, W1A 3AA on July 1st, 1997 at 10:00 am for the following purposes.

                                ORDINARY BUSINESS
                                -----------------

A.(i) To consider and adopt the Company's accounts and reports of the directors and auditors for the period to December 31, 1996

B. To re-appoint Messrs. Ernst & Young of Rolls House, 7 Fetter Lane, London, EC4A INH as auditors of the Company until the next general meeting at which accounts are laid before the Company, at a fee to be agreed with the Board of Directors.

C. To re-elect Mr. P.R. Rolph and Mr. R.A. Wallman who are retiring by rotation as directors.

D.      To confirm the following appointments to the Board:

        1.  Mr. J. Buchanan on February 28, 1996;
        2.  Mr. T. Jones on November 11, 1996.

                                SPECIAL BUSINESS
                                ----------------

E. To consider and, if thought fit, pass the following resolutions which will be proposed as to resolution number 1 as an ordinary resolution of the Company and as to resolutions number 2 to 4 as special resolutions of the Company.

                               ORDINARY RESOLUTION
                               -------------------

1.(ii) That in place of the authority given in the Company's articles of association:

a) the directors are generally and unconditionally authorized for the purposes of section 80 of the Companies Act 1985 at any time or times during the period of five years from the date of this resolution to allot, or to grant any right to subscribe for or to convert any security into shares in the authorized share capital of the Company at that date;

b) at the expiry of the period of five years, the authority contained in paragraph (a) shall expire, but the Directors may make an offer or agreement before the expiry of the authority which would or might require shares to be allotted or rights to subscribe for or to convert any security into shares to be granted, after the expiry of the authority.

--------------------------------

(i) The report and accounts delivered to ADR holders are prepared in accordance with US GAAP. The Company must lay its accounts prepared in accordance with UK accounting principles and practice before the AGM. Those accounts which are not materially different from the accounts prepared in accordance with US GAAP are available on request from the registered office of the Company.

(ii) Under English law, the directors' authority to allot shares is granted in the Company's articles of association or by shareholder resolution. Such authority can be granted for a maximum period of five years. This resolution grants such authority to the directors and is intended to be renewed at each successive annual general meeting.

                              SPECIAL RESOLUTIONS
                              -------------------

2.(iii) That in place of the authority given in the Company's articles of association and in accordance with section 95(1) of the Companies Act 1985 the Directors are given power to allot equity securities (as defined in section 94 of that Act) pursuant to the authority conferred by resolution 1 as if section 89(1) of the Act did not apply to the allotment.

3. That the proposed contract between First Albany Corporation and the Company for the purchase by the Company of ordinary shares of 15 pence each in the capital of the Company represented by American Depositary Shares and the subsequent cancellation of the ordinary shares so purchased and the ADSs representing such ordinary shares (the "Contract") be approved and the Company be authorized to purchase such number of its own shares as shall be determined by the board of directors pursuance to the Contract at any time or times during the period of 18 months from the date of this resolution.

4.      That the name of the Company be changed to Gentia Software plc.

---------------------------

(iii) This resolution disapplies statutory pre-emption rights, under which the Company must offer to its existing shareholders all new shares to be allotted for cash. Like resolution number 1, the disapplication can only be given for up to five years. It is intended that the disapplication be renewed at each successive annual general meeting.


Dated   May 30, 1997


                                                           By order of the Board


                                                                        A.K. Fox
                                                                       Secretary


Registered Office:

Tuition House,
St. George's Road,
Wimbledon,
London,
SW19 4EU


A member convened by this Notice entitled to attend and vote at the meeting is entitled to appoint a proxy to attend and vote on a poll in his place. A proxy need not be a member of the Company.
There are no directors' service contracts of more than one year's duration.
A copy of the proposed contract for the purchase by the Company of its own shares will be available for inspection at the registered office of the Company during normal business hours, from the date of this notice until the conclusion of the meeting.

THE BANK OF NEW YORK
NEW YORK'S FIRST BANK - FOUNDED 1784 BY ALEXANDER HAMILTON


                                        101 BARCLAY STREET, NEW YORK, N.Y. 10286

AMERICAN DEPOSITARY RECEIPTS


                       Planning Sciences International plc
                                cusip 727114 10 0

                                 ---------------

                Notice to Holders of American Depositary Receipts

                                 ---------------


Holders of record on May 23, 1997 of American Depositary Receipts (each representing one deposited Ordinary Shares of Planning Sciences International plc of par value 15 pence) issued under the Deposit Agreement between Planning Sciences International plc, The Bank of New York, as Depositary, and the owners, from time to time, of Depositary Receipts issued thereunder, are hereby notified that The Bank of New York, as Depositary, has received Notice of an Annual General Meeting of Planning Sciences International plc to be held on July 1, 1997 Grosvenor House Hotel, Park Lane, London.

By provision of section 4.07 of the Deposit Agreement, registered owners of Depositary Receipts for Ordinary Shares are entitled to instruct The Bank of New York, as Depositary, as to the exercise of the voting rights pertaining to the number of deposited Ordinary Shares represented by their respective Receipts. Upon the written request of an owner of a Depositary Receipt on such record date, received on or before June 24, 1997, the Depositary shall endeavor, in so far as practicable, to vote or cause to be voted the number of Shares or other Deposited Securities represented by the American Depositary Shares evidenced by such Receipt in accordance with the instructions set forth in such request. The Depositary shall not vote or attempt to exercise the right to vote that attaches to the shares or other Deposited Securities, other than in accordance with such instructions.

In view of the fact that requests from owners must be received prior to the close of business day on June 24, 1997, to be effective, there is enclosed a form of proxy for the Annual General Meeting instructing the Depositary as to the exercise of voting rights, together with a postage paid and addressed envelope for the return of such form.


                                                  The Bank of New York
                                                    as Depositary


Mail Date: May 30, 1997

1 o PLANNING SCIENCES INTERNATIONAL PLC o 1996 ANNUAL REPORT
------------------------------------------------------------

     SELECTED FINANCIAL DATA
     ---------------------------------------------------------------------------
     (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                Nine Months    Nine Months
                                                            Year Ended              Ended          Ended        Year Ended
                                                            March 31,            December 31,   December 31,   December 31,
--------------------------------------------------------------------------------------------------------------------------------
                                                        1994           1995          1994(i)    1995        1995(i)     1996
================================================================================================================================
                                                                                   (UNAUDITED)             (UNAUDITED)
Revenues:
  License                                               $ 2,931      $  6,364      $  3,794    $ 7,657     $ 10,227     $16,861
  Services and other                                      3,314         4,398         3,153      4,918        6,163       9,104
--------------------------------------------------------------------------------------------------------------------------------
    Total revenues                                        6,605        10,762         6,947     12,575       16,390      25,965
--------------------------------------------------------------------------------------------------------------------------------
Cost of revenues:
  License                                                   128           148            80        103          171         804
  Services and other                                        980         2,455         1,691      2,816        3,580       4,937
--------------------------------------------------------------------------------------------------------------------------------
    Total cost of revenues                                1,108         2,603         1,771      2,919        3,751       5,741
--------------------------------------------------------------------------------------------------------------------------------
Gross profit                                              4,957         8,159         5,176      9,656       12,639      20,224
--------------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
  Sales and marketing                                     2,340         3,782         2,282      4,301        5,801      10,271
  Research and development                                  551         1,113           734      1,284        1,663       3,185
  General and administrative                              2,062         2,517         1,823      3,017        3,711       3,926
  Goodwill amortization                                      --            --            --         --           --         122
--------------------------------------------------------------------------------------------------------------------------------
    Total operating expenses                              4,953         7,412         4,839      8,602       11,175      17,504
--------------------------------------------------------------------------------------------------------------------------------
Income from operations                                        4           747           337      1,054        1,464       2,720
Other income (expense)                                      (74)          (77)          (28)         4          (45)        965
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) before provision
  for income taxes                                          (70)          670           309      1,058        1,419       3,685
Provisions for income taxes                                  12           254           117        384          521       1,216
--------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                       $   (82)     $    416     $     192    $   674       $  898     $ 2,469
================================================================================================================================
Net income (loss) per share                             $ (0.01)     $   0.05     $    0.02    $  0.08   $     0.11     $  0.24
================================================================================================================================
Shares used to compute net
  income (loss) per share                              7,895,647    7,895,647     7,895,647  8,765,486    8,532,462  10,447,811
================================================================================================================================


(i) The figures for the year ended December 31, 1995 compromise audited figures for the nine months to December 31, 1995 plus figures for the three months to March 31, 1995 derived from the audited results for the year ended March 31, 1995. The figures for the nine-month period ended December 31, 1994 are derived from the audited results for the year ended March 31, 1995.

2 o PLANNING SCIENCES INTERNATIONAL PLC o 1996 ANNUAL REPORT
------------------------------------------------------------

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

This section contains a number of forward looking statements. These statements are based on current expectations and actual results may differ materially.

OVERVIEW

The Company was founded in 1983 to develop, market and support financial modeling software for business planning and analysis. Prior to the release of Gentia, the Company marketed PC-based departmental decision support software products. The Company commenced commercial shipments of its Gentia software in October 1993. Since then, predominately all of the Company's revenues have been derived from licenses for Gentia and related maintenance, support, training and consulting services. The Company currently expects that Gentia license and services revenues will continue to account for all or substantially all of the Company's revenues for the foreseeable future. As a result, the Company's future operating results are dependent upon continued market acceptance of Gentia and enhancements thereto.

Revenues from Gentia consist of license revenues as well as related software maintenance and support, training and consulting revenues. The sales cycle for a typical Gentia sale, from initial customer contact through product evaluation, contract negotiation and signing, ranges from two to six months. License revenues are recognized upon shipment of the product if no significant vendor obligations remain and collection of the resulting receivable is probable. In instances where a significant vendor obligation exists, revenue recognition is delayed until such obligation has been satisfied. Maintenance and support revenues, including the element of licensing fees attributable to the initial warranty period, consist of fees for ongoing support and product updates and are recognized ratably over the term of the contract, which is typically twelve months. Revenues from training and consulting are recognized when the services are performed. See Note 3 of Notes to Consolidated Financial Statements.

Cost of license revenues consist primarily of product packaging, documentation and production costs together with any fees payable in respect of software products embedded in the Gentia software. Cost of services and other revenues consist primarily of customer support costs, consulting costs and development costs which are generally expensed as incurred. See Note 3 of Notes to Consolidated Financial Statements. Accordingly, cost of license revenues have been, and are expected to continue to be, quite low in relation to license revenues. The Company's gross profit is significantly higher on license revenues than on services and other revenues.

The price of a Gentia license depends in part upon the number of users contracted for by the customer. Therefore, license revenues depend not only on the number of licenses sold but also on the size of the license. The average size of Gentia licenses sold has increased from approximately $100,000 for the nine-month period ended December 31, 1995 to approximately $105,000 for the year ended December 31, 1996.

Sales and marketing expenses consist primarily of personnel costs, including sales commissions, of all personnel involved in the sales process, as well as costs of advertising, public relations, seminars and trade shows. Research and development expenses, which are expensed as incurred, consist primarily of salaries and other personnel- related expenses, depreciation of development equipment and supplies and occupancy costs related to the Company's dedicated research facilities. General and administrative expenses consist primarily of personnel costs for finance, MIS, human resources and general management, as well as insurance and professional expenses. Other income (expense) represents the net of interest income, interest expense and foreign exchange gains or losses. Interest income is received on cash deposits, interest expense relates primarily to interest paid on credit lines and foreign exchange gains or losses relate primarily to various cash transactions on operating accounts.

Since 1992, the Company has invested significant resources in developing its Gentia software, as well as in developing its worldwide sales and marketing organization. Total employees have increased from 54 as of April 1, 1994 to 186 as of December 31, 1996, primarily due to the growth of direct sales and support functions. As a result, since 1993 the Company's operating expenses have increased in absolute dollar amounts. The Company has increased its revenues from the United States and the 'Rest of the World' significantly over the past three years. See Note 11 - "Description of Business - Sales and Marketing" and
Note 11 of Notes to Consolidated Financial Statements. The Company intends to hire additional sales, support and marketing personnel and to increase its promotion and advertising expenditures, particularly in the United States.

3 o PLANNING SCIENCES INTERNATIONAL PLC o 1996 ANNUAL REPORT
------------------------------------------------------------


     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Although the Company has experienced significant growth in total revenues in recent years, there can be no assurance that such growth rates are sustainable. The Company's expense levels are based in significant part on the Company's expectations of future revenues and therefore are relatively fixed in the short run. If revenue levels are below expectations, net income is likely to be disproportionately affected. There can be no assurance that the Company will remain profitable on a quarterly or annual basis.


The pound sterling is the functional currency of the Company as it is the currency of the principal economic environment in which the Company conducts its operations. A significant portion of the Company's revenues are received in pounds sterling, and the majority of costs and expenses, particularly research and development expenses, are incurred in pounds sterling. The financial statements of the Company are translated from their functional currency into the reporting currency, the U.S. dollar, utilizing the current rate method. Accordingly, assets and liabilities are translated at exchange rates in effect at the end of the reporting period, and revenues and expenses are translated at the average exchange rate during the period. All translation gains or losses from the translation into the Company's reporting currency are included as a separate component of shareholders' equity. Fluctuations in the U.S. dollar and pound sterling exchange rates will affect period to period comparisons of the Company's reported results of operations.

RESULTS OF OPERATIONS
The following table sets forth the percentage of total revenues represented by the respective line items in the Company's Consolidated Statements of Operations for the periods indicated.


                                                    Nine Months    Nine Months
                                  Year Ended            Ended         Ended          Year Ended
                                  March 31,          December 31,  December 31,      December 31,
----------------------------------------------------------------------------------------------------
                               1994         1995         1994         1995        1995        1996
----------------------------------------------------------------------------------------------------
                                                     (UNAUDITED)               (UNAUDITED)
Revenues:
License fees                   48.3%        59.1%        54.6%        61.0%       62.4%       64.9%
Services and other             51.7         40.9         45.4         39.0        37.6        35.1
----------------------------------------------------------------------------------------------------
  Total revenues              100.0        100.0        100.0        100.0        100.0      100.0
====================================================================================================
Cost of revenues:
License fees                    2.1          1.4          1.2          0.8         1.1         3.1
Services and other             16.2         22.8         24.3         22.4        21.8        19.0
----------------------------------------------------------------------------------------------------
  Total cost of revenues       18.3         24.2         25.5         23.2        22.9        22.1
====================================================================================================
Gross profit                   81.7         75.8         74.5         76.8        77.1        77.9
====================================================================================================
Operating expenses:
Sales and marketing            38.6         35.1         32.8         34.2        35.4        39.5
Research and development        9.0         10.3         10.6         10.2        10.1        12.3
General and administrative     34.0         23.4         26.2         24.0        22.7        15.2
Goodwill amortization            --           --           --           --          --         0.4
----------------------------------------------------------------------------------------------------
  Total operating expenses     81.6         68.8         69.6         68.4        68.2        67.4
====================================================================================================
Income from operations          0.1          7.0          4.9          8.4         8.9        10.5
Other income (expense)         (1.2)        (0.7)        (0.4)          --       (0.2)         3.7
----------------------------------------------------------------------------------------------------
Income before provision
  for income taxes             (1.1)         6.3          4.5          8.4         8.7        14.2
Provision for income taxes      0.3          2.4          1.7          3.0         3.2         4.7
----------------------------------------------------------------------------------------------------
Net income (loss)              (1.4)%        3.9%         2.8%         5.4%        5.5%        9.5
====================================================================================================


4 o PLANNING SCIENCES INTERNATIONAL PLC o 1996 ANNUAL REPORT
------------------------------------------------------------


     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31, 1996
COMPARED TO YEAR ENDED DECEMBER 31, 1995

REVENUES
The Company's total revenue increased 58.4% from $16.4 million for the year ended December 31, 1995 to $26.0 million for the year ended December 31, 1996, primarily as a result of an increase in the number and average size of licenses sold and increased consulting, maintenance and other services, reflecting increased acceptance of Gentia and expansion of the Company's direct sales and support organization.

Revenues for the year ended December 31, 1996 were $8.9 million in the United Kingdom, $10.2 million in North America, $1.7 million in Australia and $5.2 million from the rest of the world (predominantly from Europe and including $622,000 of export sales from the United Kingdom). Revenues for the year ended December 31, 1995 were $7.3 million in the United Kingdom, $6.1 million in North America, $820,000 in Australia and $2.1 million from the rest of the world (predominantly from Europe and including $1.6 million of export sales from the United Kingdom). The Company has experienced growth in all its major markets, particularly North America and Europe (excluding the United Kingdom). These increased revenues are primarily a result of increased worldwide acceptance of Gentia and increased consulting and maintenance services related thereto.

License Revenues: License revenues increased 64.9% from $10.2 million for the year ended December 31, 1995 to $16.9 million for the year ended December 31, 1996 primarily due to the higher sales of Gentia. License revenues increased from 62.4% of total revenues for the year ended December 31, 1995 to 64.9% for the year ended December 31, 1996 primarily due to the increased number and average size of Gentia licenses sold.

Services and Other Revenues: Services and other revenues increased 47.7% from $6.2 million in the year ended December 31, 1995 to $9.1 million in the year ended December 31, 1996. This was largely due to increased maintenance and support revenues together with increased consulting assignments from the growing Gentia customer base.

COST OF REVENUES
Cost of License Revenues: Cost of license revenues was $171,000 and $804,000 in the years ended December 31, 1995 and 1996, respectively, representing 1.1% and 3.1% of revenues for those periods. The increase was primarily due to the payment of introduction fees on two contracts.

Cost of Services and Other Revenues: Cost of services and other revenues was $3.6 million and $4.9 million in the years ended December 31, 1995, and 1996, respectively, representing 21.8% and 19.0% of total revenues for those periods. The decrease is due to the faster growth of license revenue over other revenue and improved margins relating to consultancy revenues.

OPERATING EXPENSES
Sales and Marketing: Sales and marketing expenses increased by 77.1% from $5.8 million for the year ended December 31, 1995 to $10.3 million for the year ended December 31, 1996. This increase reflected the hiring of additional sales and marketing personnel in connection with the expansion of the Company's sales organization as well as higher sales commissions associated with increased sales volume. As a percentage of total revenues, sales and marketing expenses increased from 35.4% to 39.5% of total revenues for the years ended December 31, 1995 and 1996 respectively.

Research and Development: Research and development expenses increased by 91.5% from $1.7 million for the year ended December 31, 1995 to $3.2 million for the year ended December 31, 1996. This increase was primarily attributable to the addition of twenty seven people to the Company's technical and research staff. As a percentage of total revenues, research and development expenses were 10.1% and 12.3% of total revenues for the years ended December 31, 1995 and 1996 respectively. The Company believes that a significant level of investment in research and development is required to remain competitive and, accordingly, the Company anticipates that it will continue to devote substantial resources to product research and development and that research and development costs will be expensed as incurred. See Note 3 of Notes to Consolidated Financial Statements.

General and Administrative: General and administrative expenses increased 5.8% from $3.7 million for the year ended December 31, 1995 to $3.9 million for the year ended December 31, 1996. Expenses increased slightly due to the increased staffing and administrative costs necessary to manage and support the Company's current and anticipated growth. In addition, in the year

5 o PLANNING SCIENCES INTERNATIONAL PLC o 1996 ANNUAL REPORT
------------------------------------------------------------


     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


ended December 31, 1996, the Company provided an additional $188,000 against accounts receivable to cover potential bad debts. General and administrative expenses represented 22.7% and 15.2% of total revenues for the years ended December 31, 1995 and 1996, respectively. The Company believes that its general and administrative expenses will continue to increase in absolute dollar amounts in fiscal 1997, as the Company expands its administrative staff, adds infrastructure on a global basis and incurs additional costs related to being a public company, but that as a percentage of total revenue such expenses will continue to fall.

INCOME FROM OPERATIONS
Income from operations for the year ended December 31, 1996 was $2.4 million in the United Kingdom, $586,000 in North America, $1,000 in Australia and $1.1 million in the rest of the world. Income from operations for the year ended December 31, 1995 was $2.2 million in the United Kingdom; a loss of $4,000 in North America, break-even in Australia and a loss of $7,000 in the rest of the world. The increase in profitability in the United Kingdom was due to the receipt of additional intracompany royalties. The change from a loss to a profit in North America was due to additional sales in that area. The change from a loss to a profit in the rest of the world was due to the Company's increased presence in other countries due to acquisitions in South Africa, Belgium, the Netherlands, the setting up of companies in Hong Kong and Germany and new distribution agreements.

OTHER INCOME (EXPENSE)
Other income (expense) was $(45,000) and $965,000 in years ended December 31, 1995 and 1996, respectively, and relates primarily to interest earned (paid) on interest bearing deposits (overdrafts). The increase in income was due to significant interest income received on funds raised by the Company's initial public offering in April 1996.

PROVISION FOR INCOME TAXES
The provision for income taxes was $521,000 and $1.2 million in the years ended December 31, 1995 and 1996, respectively, representing 36.7% and 33.0% of income before provision for income taxes for those periods. This decrease reflected the wider geographical spread of earnings during the year and improved tax management.

NINE MONTHS ENDED DECEMBER 31, 1995
COMPARED TO THE NINE MONTHS ENDED DECEMBER 31, 1994
REVENUES
The Company's total revenues increased 81.0% from $6.9 million for the nine months ended December 31, 1994 to $12.6 million for the nine months ended December 31, 1995, primarily as a result of an increase in the number and average size of licenses sold and increased consulting, maintenance and other services, reflecting increased acceptance of Gentia and expansion of the Company's direct sales and support organization.

Revenues for the nine months ended December 31, 1995 were $6.4 million in the United Kingdom (including $852,000 of export sales), $4.9 million in North America, $607,000 in Australia and $593,000 from the rest of the world, (predominantly from Europe). Revenues for the nine months ended December 31, 1994 were $4.3 million in the United Kingdom (including $1.1 million of export sales), $2.4 million in North America, and $249,000 in Australia. The decrease in export sales from the United Kingdom from $1.1 million to $852,000 is as a result of the formation of the Company's European subsidiary to undertake sales to European countries other than the United Kingdom. The Company has experienced growth in all its major markets, particularly North America. These increased revenues are primarily as a result of increased acceptance of Gentia and increased consulting and maintenance services related thereto.

Because the Company commenced shipping its Gentia product in October 1993, revenues for the nine months ended December 31, 1994 included revenues derived from the Company's previous products, EPIC and MasterModeller. Revenues from these products were $1.8 million for the nine months ended December 31, 1994 and $451,000 for the nine months ended December 31, 1995 and, accordingly, revenues from sales of Gentia accounted for substantially all of the Company's revenues for the period ended December 31, 1995. No revenues are expected from these previous product lines in the future.

License Revenues. License revenues increased 101.8% from $3.8 million for the nine months ended December 31, 1994 to $7.7 million for the nine months ended December 31, 1995 primarily due to the higher sales of Gentia. License revenues increased from 54.6% of total revenues for the nine months ended December 31, 1994 to 61.0% for the nine months ended

6 o PLANNING SCIENCES INTERNATIONAL PLC o 1996 ANNUAL REPORT
------------------------------------------------------------


     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


December 31, 1995 primarily due to the increased number and average size of Gentia licenses sold.

Services and Other Revenues. Services and other revenues increased 56.0% from $3.2 million in the nine months ended December 31, 1994 to $4.9 million in the nine months ended December 31, 1995. This was due largely to increased maintenance and support revenues together with increased consulting assignments from the growing Gentia customer base. Services and other revenues did not increase in proportion with the growth in revenues in the same period due to the declining maintenance and support revenues from previous products.

COST OF REVENUES
Cost of License Revenues. Cost of license revenues was $80,000 and $103,000 in the nine months ended December 31, 1994 and 1995, respectively, representing 1.2% and 0.8% of total revenues for those periods.

Cost of Services and Other Revenues. Cost of services and other revenues was $1.7 million and $2.8 million in the nine months ended December 31, 1994 and 1995, respectively, representing 24.3% and 22.4% of total revenues for those periods. This increase was the result of increased staffing in response to increases in maintenance, support and consulting revenues and in anticipation of future growth.

OPERATING EXPENSES
Sales and Marketing. Sales and marketing expenses increased by 88.5% from $2.3 million for the nine months ended December 31, 1994 to $4.3 million for the nine months ended December 31, 1995. This increase reflected the hiring of additional sales and marketing personnel (nine in the United States; eight in the United Kingdom; one in Australia) in connection with the expansion of the Company's sales organization as well as higher sales commission associated with increased sales volume. As a percentage of total revenues, sales and marketing expenses increased from 34.2% of total revenues for the nine months ended December 31, 1994 and 1995, respectively.

Research and Development. Research and development expenses increased from $734,000 for the nine months ended December 31, 1994 to $1.3 million for the nine months ended December 31, 1995. This increase was primarily attributable to the addition of nine people to the Company's research staff. As a percentage of total revenues, research and development expenses were 10.6% and 10.2% of total revenues for the nine months ended December 31, 1994 and 1995, respectively. |The Company believes that a significant level of investment in research and development is required to remain competitive and, accordingly, the Company anticipates that it will continue to devote substantial resources to product research and development and that research and development expenses will increase in absolute dollars in fiscal 1996. To date, all research and development costs have been expensed as incurred. See Note 3 of Notes to Consolidated Financial Statements.

General and Administrative. General and administrative expenses increased by 65.5% from $1.8 million for the nine months ended December 31, 1994 to $3.0 million for the nine months ended December 31, 1995. Expenses increased primarily due to the increased staffing and administrative costs necessary to manage and support the Company's current and anticipated growth. In addition, in the period to December 31, 1995 the Company provided $178,000 against accounts receivable for support and maintenance on old product lines and its $55,000 investment in three non-operating subsidiaries. General and administrative expenses represented 26.2% and 24.0% of total revenues for the nine months ended December 31, 1994 and 1995, respectively. The decrease as a percentage of total revenues was due to growth in the Company's total revenues. The Company believes that its general and administrative expenses will increase in absolute dollar amounts in fiscal 1996 as the Company expands its administrative staff, adds infrastructure on a global basis and incurs additional costs related to being a public company.

INCOME FROM OPERATIONS
Income from operations for the nine months ended December 31, 1995 was $1.4 million in the United Kingdom and $145,000 in North America; the Company had losses from operations of $62,000 in Australia and $7,000 in the rest of the world and unallocated corporate costs of $463,000. Income from operations for the nine months ended December 31, 1994 was $989,000 in the United Kingdom; the Company had losses from operations of $75,000 in North America and $74,000 in Australia and unallocated corporate costs of $503,000. The increase in profitability in the United Kingdom was due to additional revenue from

7 o PLANNING SCIENCES INTERNATIONAL PLC o 1996 ANNUAL REPORT
------------------------------------------------------------


     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

customers as well as additional royalties received from subsidiaries. The change from a loss to profit in North America was due to one exceptional sale to a customer which accounted for 15% of the Company's revenues during the nine month period ended December 31, 1995. The loss in the rest of the world in the nine month period ended December 31, 1995 was incurred in the European subsidiary formed to undertake sales to European countries other than the United Kingdom.

OTHER INCOME (EXPENSE)
Other income (expense) was ($28,000) and $4,000 in the nine months ended December 31, 1994 and 1995, respectively.

PROVISION FOR INCOME TAXES
The provision for income taxes was $117,000 and $384,000 in the nine months ended December 31, 1994 and 1995, respectively, representing 37.9% and 36.3% of income before provision for income taxes for those periods. This increase reflected the increase in net income indicated above.

LIQUIDITY AND CAPITAL RESOURCES
Until September 29, 1995, the Company funded its operations solely from its initial capital base, operations cash flows and limited bank facilities. On September 29, 1995, the Company completed a $1 million private placement of equity with Lucas Holdings Limited.

The Company generated cash from operations of $1.9 million and $1.1 million in the years ended December 31, 1995 and 1996, respectively. On April 30, 1996, the Company completed an initial public offering of 3,450,000 ADSs, representing 3,450,000 Ordinary Shares at $16.00 per share, of which 2,000,000 shares were sold by the Company and 1,450,000 were sold by certain shareholders.

In May 1996, the Company acquired the business goodwill and certain tangible assets from its exclusive South African distributor for approximately $139,000 in cash, and commenced its own operations via a wholly owned subsidiary in South Africa.

In July 1996 the Company acquired the business goodwill from its exclusive distributor in Germany for approximately $220,000 and commenced its own operations via a wholly owned subsidiary in Germany.

In July 1996 the Company also acquired for $1,000,000 all of the outstanding capital stock held by third parties in Planning Sciences International BV, which manages the group distributors in Continental Europe.

In September 1996, the Company acquired the entire issued capital stock of its distributors in Belgium, the Netherlands and Luxembourg for $1,790,000 consisting of $1,200,000 in cash and $590,000 paid through the issuance of 40,000 Ordinary Shares. Further payments up to a maximum of $2,000,000 may become payable depending on the profitability of the businesses acquired based on the achievement of quarterly targets to December 31, 1997.

All the acquisitions above were all accounted for under the purchase method and resulted in the recording of approximately $3.5 million in identified intangibles and goodwill. The goodwill and intangible assets acquired in all the above transactions are being amortized over their estimated useful life of 10 years.

Aside from acquisitions, the Company's investing activities consisted of purchases of property and equipment, primarily computer equipment and office furniture and equipment, amounting to $849,000 and $1.4 million in the years ended December 31, 1995 and 1996, respectively.

As a result of these investments, the Company's cash increased from $2.3 million at December 31, 1995 to $25.2 million at December 31, 1996. The Company's working capital increased from $1.6 million at December 31, 1995 to $26.7 million; and the Company's total assets increased from $7.8 million at December 31, 1995 to $41.6 million at December 31, 1996.

As of December 31, 1996, the Company had no material commitments to make any capital expenditures. The Company's principal commitments consist of non-cancelable operating lease and capital lease agreements as detailed in Note 9 of Notes to Consolidated Financial Statements.

The Company believes that the net proceeds from the April 1996 initial public offering, together with its current cash, and the cash flows generated by operations, if any, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next twelve months. Thereafter, if cash generated from operations is insufficient to satisfy the Company's liquidity requirements, the Company may seek to sell additional equity or convertible debt securities or obtain additional credit facilities. The sale of additional equity or convertible debt securities could

8 o PLANNING SCIENCES INTERNATIONAL PLC o 1996 ANNUAL REPORT
------------------------------------------------------------

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

result in additional dilution to the Company's shareholders. A portion of the Company's cash may be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, the Company evaluates potential acquisitions of such businesses, products or technologies. The Company has no current plans, agreements or commitments, and is not currently engaged in any negotiations with respect to any such transaction.

The Company's accounts receivable are relatively high in terms of revenues, due in part to the inclusion in accounts receivable of deferred revenues invoiced in advance. The Company is continually reviewing its credit control procedures with a view to improving receivables collections.

There was no significant impact as a result of inflation on the Company's operations during 1996, and 1995.


     REPORT OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS PLANNING SCIENCES INTERNATIONAL PLC

We have audited the accompanying consolidated balance sheets of Planning Sciences International plc as of December 31, 1996 and 1995, and the related consolidated statements of operations, cash flows and changes in shareholders' equity for the year ended December 31, 1996 and the nine month period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United Kingdom auditing standards which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurances about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Planning Sciences International plc at December 31, 1996 and 1995, and the consolidated results of its operations and its consolidated cash flows for the year ended December 31, 1996 and the nine month period ended December 31, 1995 in conformity with accounting principles generally accepted in the United States.


                                              /s/ Ernst & Young
                                              Ernst & Young
                                              Chartered Accountants

London, England
February 13, 1997

9 o PLANNING SCIENCES INTERNATIONAL PLC o 1996 ANNUAL REPORT
-------------------------------------------------------------


  REPORT OF INDEPENDENT AUDITORS
  ------------------------------------------------------------------------------

  TO THE BOARD OF DIRECTORS AND SHAREHOLDERS PLANNING SCIENCES INTERNATIONAL PLC

  We have audited the accompanying consolidated statements of operations, cash flows and changes in shareholders' equity of Planning Sciences International plc for the year ended March 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with United Kingdom auditing standards which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurances about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and consolidated cash flows of Planning Sciences International plc for the year ended March 31, 1995, in conformity with accounting principles generally accepted in the United States.


                                              /s/ Clark Whitehill
                                              Clark Whitehill
                                              Chartered Accountants

Reading, England
February 28, 1996, except for
Note 6 - Share Option Plans and
Note 14 - Share Capital, as to
which the date is April 29, 1996

10 o PLANNING SCIENCES INTERNATIONAL PLC o 1996 ANNUAL REPORT
-------------------------------------------------------------


   CONSOLIDATED BALANCE SHEETS
   -----------------------------------------------------------------------------
   (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

                                               December 31,
-----------------------------------------------------------------
                                            1996         1995
-----------------------------------------------------------------
ASSETS

Current assets
 Cash                                     $25,228     $ 2,280
 Accounts receivables, net
   of allowance $478  (1995: $290)          9,953       4,001
 Prepaid expenses                             821         381
-----------------------------------------------------------------
    Total current assets                   36,002       6,662
 Property and equipment, net                2,013       1,093
 Goodwill on acquisitions, net
   of amortization $122 (1995:$ nil)        3,388           -
 Deferred taxation                            148           -
-----------------------------------------------------------------
    Total assets                          $41,551    $ 7,755
=================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
 Bank overdraft                            $    -       $ 391
 Current portion of lease obligations         194          84
 Accounts payable                           1,648         546
 Taxes payable                              1,373         310
 Accrued liabilities                        1,778       1,030
 Deferred revenue                           2,969       1,967
 U.K. value added tax                         346         373
 Other accounts payable                       985         355
-----------------------------------------------------------------
    Total current liabilities               9,293       5,056
-----------------------------------------------------------------
Non-current liabilities
 Deferred taxation                             29          34
 Long-term portion of lease obligations       225         175
-----------------------------------------------------------------
    Total non-current liabilities             254         209
-----------------------------------------------------------------
    Total liabilities                       9,547       5,265
-----------------------------------------------------------------
Shareholders' equity
 Preference Shares (pound)1.00 par value:
   2,000,000 shares authorized,
  none issued and outstanding                   -           -
 Ordinary Shares, 15p par value:
   30,000,000 shares authorized,
   8,999,167 issued and outstanding
   at December 31, 1996 (1995: 6,459,167)   2,152       1,565
Additional paid-in capital                 27,182         715
Retained earnings                           2,747         278
Cumulative translation adjustment             (77)        (68)
-----------------------------------------------------------------
    Total shareholders' equity             32,004       2,490
-----------------------------------------------------------------
    Total liabilities and
     shareholders' equity                 $41,551      $7,755
=================================================================


The accompanying notes are an integral part of these statements

11 o PLANNING SCIENCES INTERNATIONAL PLC o 1996 ANNUAL REPORT
-------------------------------------------------------------


   CONSOLIDATED STATEMENTS OF OPERATIONS
   -----------------------------------------------------------------------------
   (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

                                                       Nine
                                 Year Ended        Months Ended   Year Ended
                                December 31,       December 31,   March 31,
--------------------------------------------------------------------------------
                             1996         1995          1995         1995
--------------------------------------------------------------------------------
                                       (UNAUDITED)
Revenues:
 License                   $16,861       $10,227      $ 7,657      $ 6,364
 Services and other          9,104        6,163         4,918        4,398
--------------------------------------------------------------------------------
  Total revenues            25,965       16,390        12,575       10,762
--------------------------------------------------------------------------------
Cost of revenues:
 License                       804          171           103          148
 Services and other          4,937        3,580         2,816        2,455
--------------------------------------------------------------------------------
  Total cost of revenues     5,741        3,751         2,919        2,603
--------------------------------------------------------------------------------
Gross profit                20,224       12,639         9,656        8,159
--------------------------------------------------------------------------------
Operating expenses:
 Sales and marketing        10,271        5,801         4,301        3,782
 Research and development    3,185        1,663         1,284        1,113
 General and administrative  3,926        3,711         3,017        2,517
 Goodwill amortization         122            -             -            -
--------------------------------------------------------------------------------
  Total operating expenses  17,504       11,175         8,602        7,412
--------------------------------------------------------------------------------
Income from operations       2,720        1,464         1,054          747
Other income (expense)         965          (45)            4          (77)
Income before provision
 for income taxes            3,685        1,419         1,058          670
Provision for income taxes   1,216          521           384          254
--------------------------------------------------------------------------------
Net income                 $ 2,469       $  898       $   674        $ 416
================================================================================
Net income per share       $  0.24       $ 0.11       $  0.08        $ 0.05
================================================================================
Shares used to compute
  net income per share   10,447,811   8,532,462     8,765,486     7,895,647
================================================================================

The accompanying notes are an integral part of these statements

The figures for the year ended December 31, 1995 comprise audited results for the nine months ended December 31, 1995 plus figures for the three months to March 31, 1995 derived from the audited results for the year ended March 31, 1995.

12 o PLANNING SCIENCES INTERNATIONAL PLC o 1996 ANNUAL REPORT
-------------------------------------------------------------


   CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
   -----------------------------------------------------------------------------
   (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

                                     Share Capital
                                    Ordinary shares
                                        of 15p each          Additional  Capital                Cumulative       Total
                                 ------------------------    Paid-in    Redemption   Retained   Translation  Shareholders'
                                     Shares      Amount      Capital(i) Reserve(i)  Earnings(i)  Adjustment     Equity
--------------------------------------------------------------------------------------------------------------------------
Balance at April 1, 1994             48,667        $  11      $  218       $  61       $  239      $(73)     $  456
 Stock dividend (ii)              4,818,000        1,178        (218)        (61)        (899)        -           -
 Exchange translation
   adjustments                            -            -           -           -            -        88          88
Net income                                -            -           -           -          416         -         416
Dividends                                 -            -           -           -          (81)        -         (81)
--------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1995         4,866,667        1,189           -           -         (325)       15         879
Issuance of shares net of
 issuance costs of $144(iii)        877,333          208         648           -            -         -         856
Issuance of shares pursuant
 to exercise of options:
 Employees                          364,167           86          33           -            -         -         119
 Lucas Holdings Limited(iii)        351,000           82          34           -            -         -         116
Exchange translation
 adjustments                              -            -           -           -            -       (83)        (83)
Net income                                -            -           -           -          674         -         674
Dividends                                 -            -           -           -          (71)        -         (71)
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995      6,459,167        1,565         715           -          278       (68)      2,490
Issuance of shares (net of
 issuance costs of $5,710)        2,000,000          453      25,837           -            -         -      26,290
Issuance of shares pursuant
 to exercise of options:
 Employees                         500,000           125          50           -            -         -         175
Issuance of shares
 pursuant to acquisition            40,000             9         580           -            -         -         589
Exchange translation
 adjustments                             -             -           -           -            -        (9)         (9)
Net income                               -             -           -           -        2,469         -       2,469
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996     8,999,167        $2,152     $27,182       $   -       $2,747      $(77)    $32,004
==========================================================================================================================

 (i) The amount of shareholders' equity available for distribution to shareholders is the amount of profits determined under U.K. GAAP as distributable in the statutory accounts of the parent company. At December 31, 1996 such distributable profits amounted to $2,329 (1995: $787)

(ii) On October 26, 1994, the Company capitalized $1,178 of its retained earnings and other reserves by way of a bonus issue (stock dividend) of 99 shares for each share held at that date.

(iii) Pursuant to an agreement with the Company dated September 29, 1995, Lucas Holdings Limited, a Bahamian corporation not previously affiliated with the Company, acquired the equivalent of 877,333 Ordinary Shares for $1,000 and was granted an option to purchase an additional 351,000 shares at $0.33 per share which it exercised on November 1, 1995.

The accompanying notes are an integral part of these statements

13 o PLANNING SCIENCES INTERNATIONAL PLC o 1996 ANNUAL REPORT
-------------------------------------------------------------


   CONSOLIDATED STATEMENTS OF CASH FLOWS
   -----------------------------------------------------------------------------
   (IN THOUSANDS OF U.S. DOLLARS)

                                                       Nine
                                 Year Ended        Months Ended   Year Ended
                                December 31,       December 31,   March 31,
--------------------------------------------------------------------------------
                             1996         1995          1995         1995
--------------------------------------------------------------------------------
                                       (UNAUDITED)

CASH FLOWS FROM
OPERATING ACTIVITIES
Net income                   $2,469     $  898         $  674      $   416
Adjustment to reconcile
 net income to net cash
 provided by operating
 activities:
  Depreciation and
   amortization                 598       248             241          227
  Goodwill                      122         -               -            -
  Changes in operating
   assets and liabilities:
   Accounts receivable       (6,140)   (1,206)            136       (2,107)
     Provision for bad
      and doubtful debts        188       262             254           18
   Supplies                       -        42              45           (3)
   Prepaid expenses and
    other assets               (439)      113            (125)         194
   Accounts payable           1,102       246              74          234
   Accrued payroll and
    related expenses
    and other accrued
    liabilities               2,188       908              49        1,061
   Deferred revenues          1,002       362             215          790
--------------------------------------------------------------------------------
Net cash provided by
 operating activities         1,090     1,873           1,563          830
--------------------------------------------------------------------------------
CASH FLOWS FROM
 INVESTING ACTIVITIES
 Proceeds from disposal
  of property and assets        104        75              75            -
 Purchases of property
  and equipment              (1,428)     (849)           (589)        (405)
 Costs of acquisitions       (2,722)        -               -            -
--------------------------------------------------------------------------------
Net cash used in investing
 activities                  (4,046)     (774)           (514)        (405)
--------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING
 ACTIVITIES
 Dividends paid                   -       (71)            (71)         (81)
 Net (repayment) of capital
 lease obligations             (160)      (37)            (36)          (3)
 Net proceeds from
 issuance of shares          26,464     1,091            1,091           -
 (Decrease) increase
 in bank overdraft.            (391)      154             (409)        270
--------------------------------------------------------------------------------
Net cash provided by
 financing activities        25,913     1,137              575         186
Effect of exchange rate
 changes on cash                 (9)        1              (64)         88
--------------------------------------------------------------------------------
Net increase in cash         22,948     2,237            1,560         699
Cash at beginning of period   2,280        43              720          21
--------------------------------------------------------------------------------
Cash at end of period       $25,228    $2,280           $2,280      $  720
================================================================================
SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION
Interest (received)
 paid, net                  $  (922)   $   37           $   27      $   41
Taxes paid                  $   310    $   63           $   63      $   50
Non-cash investing and
 financing activities
Acquisition of property
 and equipment
 through capital leases     $   360    $  199           $  170      $  116
Shares issued for
 acquisition                $   590         -                -           -

The accompanying notes are an integral part of these statements

14 o PLANNING SCIENCES INTERNATIONAL PLC o 1996 ANNUAL REPORT
-------------------------------------------------------------


   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)
   -----------------------------------------------------------------------------

1. THE COMPANY
(A) BUSINESS OF THE COMPANY

The Company develops, markets and supports high performance client/server decision support software for business, planning and decision making. Its principal product is marketed under the name Gentia. The Company's revenues are derived from license revenues for its Gentia software as well as software support and maintenance, training and consulting revenues from Gentia licensees. Information on the Company's operation by geographic area is included in Note 11.

Predominantly all of the Company's revenues are derived from licenses for Gentia and related services and the Company currently expects that Gentia-related revenues, including maintenance and support contracts, will continue to account for all or substantially all of the Company's revenues for the foreseeable future. As a result, the Company's future operating results are dependent upon continued market acceptance of Gentia and enhancements thereto. A decline in demand for, or market acceptance of, Gentia would have a material adverse effect on the Company's business, operating results and financial condition.

(B) INCORPORATION, REORGANIZATION AND BASIS OF PREPARATION
Planning Sciences International plc (the "Company") was incorporated in England and Wales in September 1993 as Rorycreek Limited and changed its name to Planning Sciences Holdings Limited in October 1993 on its acquisition by the controlling shareholders of Planning Sciences plc ("PSP").

In March 1994 the Company acquired all of the issued and outstanding shares of PSP in a share for share exchange of one Ordinary Share of (pound)0.15 par value of the Company for every thirty shares of (pound)0.05 par value in PSP. The acquisition by the Company of PSP has been treated as a combination of entities under common control (the accounting of which is similar to that of a pooling of interests).

On March 1, 1996, the Company was re-registered as a public limited company and changed its name to Planning Sciences International plc. On the same date PSP re-registered as a private limited company and changed its name to Impact Information Systems Limited.

(C) REORGANIZATION OF SHARE CAPITAL
On April 30, 1996, the effective date of the initial public offering, the Company reorganized its authorized and issued share capital as follows: its Deferred Shares of 5p each and its "B" Shares of 5p each were converted into "A" Shares of 5p each and all of its "A" Shares of 5p each were consolidated and redesignated as Ordinary Shares of 15p each on the basis of one Ordinary Share for every three "A" Shares. All shares and references thereto in these financial statements have been restated to show the effect of this reorganization.

2. BASIS OF FINANCIAL STATEMENTS
(A) CHANGE OF FISCAL YEAR
In 1995, the Company changed its fiscal year end from March 31 to December 31. Accordingly, these financial statements are presented for the years ended December 31, 1996 and March 31, 1995 and for the nine month period ended December 31, 1995. For comparative purposes, unaudited statements of operations and cash flows are also presented for the year ended December 31, 1995. These unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments (consisting only of normal recurring adjustments) that in the opinion of the Company are necessary for a fair presentation thereof.

(B) PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries in the United States, the United Kingdom, Germany, the Netherlands, Belgium, Australia, South Africa, Hong Kong and Guernsey. All material intercompany balances and transactions have been eliminated on consolidation.

(C) USE OF ESTIMATES
The preparation of financial statements in conformity with United States generally accepted accounting principles ("U.S. GAAP") requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

(D) COMPANIES ACT 1985
These financial statements do not comprise statutory accounts within the meaning of section 240 of the

15 o PLANNING SCIENCES INTERNATIONAL PLC o 1996 ANNUAL REPORT
-------------------------------------------------------------


   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)
   -------------------------------------------------------------------------

Companies Act 1985 of Great Britain (the "Companies Act"). The Company's statutory accounts, which are its primary financial statements, are prepared in accordance with accounting principles generally accepted in the United Kingdom ("U.K. GAAP") in compliance with the Companies Act. Statutory accounts for the year ended December 31, 1996, the nine-month period ended December 31, 1995 and the year ended March 31, 1995 have been prepared and the auditors have given unqualified audit reports thereon. Such accounts for the nine month period ended December 31, 1995 and the year ended March 31, 1995 have been, and for the year ended December 31, 1996, will be delivered to the Registrar of Companies for England and Wales.

3.SIGNIFICANT ACCOUNTING POLICIES
(A) REVENUE RECOGNITION
License revenues are recognized upon shipment of the product if it is fully functional and no significant vendor obligations remain and collection of the resulting receivable is probable. In instances where a significant vendor obligation exists, revenue recognition is delayed until the obligation has been satisfied.

Services and other revenues comprise revenues for support and maintenance services for ongoing support and product updates, training and consulting. Support and maintenance revenues are deferred and recognized ratably over the term of the contract, which is typically twelve months. Revenues from training and consultancy are recognized when the services are performed. At December 31, 1996 deferred support and maintenance revenues and deferred training and consultancy revenues amounted to $2,899 (1995: $1,249) and $69 (1995: $718), respectively.

(B) TRANSLATION OF FINANCIAL
STATEMENTS OF FOREIGN ENTITIES
The functional currency of the Company and its U.K. subsidiaries is sterling. The functional currencies of the other subsidiaries are the local currencies.

For U.S. reporting purposes these financial statements are presented in accordance with U.S. GAAP and in U.S. dollars using the translation principles set out in the Statement of Financial Accounting Standards ("SFAS") No. 52. The consolidated balance sheets are translated into dollars at the exchange rates prevailing at the balance sheet dates and the statements of operations and cash flows at average rates for the relevant periods. Gains and losses resulting from translation are accumulated as a separate component of shareholders' equity. Net gains and losses resulting from foreign exchange transactions, which are not material in any of the reported periods, are included in the consolidated statement of operations.

Although the Company has no current intentions to pay dividends, were it to pay dividends they would be declared in sterling out of profits available for that purpose as determined under U.K. GAAP and in accordance with the Companies Act.

Due to the number of currencies involved, the constantly changing exposures, and the substantial volatility of currency exchange rates, the effect of exchange rate fluctuations upon future operating results could be significant. To date, the Company has not undertaken hedging transactions to cover its currency translation exposure.

(C) INCOME TAXES
Income taxes are computed using the liability method. Under this method, deferred income tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

(D) NET INCOME PER SHARE
Net income per share information is computed based on the weighted average number of shares outstanding and dilutive share equivalents of outstanding share options using the treasury stock method. For the nine month period ended December 31, 1995 and the year ended March 31, 1995, in accordance with the requirements of the Securities and Exchange Commission, the computation takes into account the retroactive effect in both periods of share options and shares issued in the twelve months ended March 31, 1996 which have been treated as outstanding for both periods. In the application of the treasury stock method with respect to such issuances, the IPO price of $16.00 has been used as the repurchase price.

(E) PROPERTY AND EQUIPMENT
Property and equipment, including leasehold improvements, are stated at cost. Depreciation is

16 o PLANNING SCIENCES INTERNATIONAL PLC o 1996 ANNUAL REPORT
-------------------------------------------------------------


   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)
   -----------------------------------------------------------------------------

computed using the straight-line method over the estimated useful lives of the assets as follows:

Computer equipment       -     4 years
Furniture, fixtures and
  office equipment       -     4 years
Leasehold improvements   -     period of lease
Motor vehicles           -     4 years

(F) CAPITAL LEASES
Assets held under capital leases are capitalized in the balance sheet and are depreciated over their useful lives. Depreciation on these assets is combined in the consolidated statements of operations with depreciation on owned assets. The interest element of the rental obligations is charged to the consolidated statements of operations over the period of the lease at the interest rate implicit in the lease.

(G) SOFTWARE DEVELOPMENT COSTS
Software development costs are included in research and development and are expensed as incurred. SFAS No. 86 requires the capitalization of certain software development costs once technological feasibility is established. With respect to Gentia, technological feasibility was achieved when all planning, designing, coding and testing activities were complete. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

(H) PENSION COSTS
The Company sponsors and contributes to a number of defined contribution plans. Contributions are charged in the statement of operations as they become payable in accordance with the rules of the plans.

(I) STOCK BASED COMPENSATION
The Company uses the intrinsic value method of APB Opinion No. 25 "Accounting for Stock Issued to Employees" for director and employee stock options. The pro forma effect of using the fair value method for such options of SFAS 123 is shown in Note 6.


4. PROPERTY AND EQUIPMENT

Property and equipment comprises:
                                               December 31,
----------------------------------------------------------------
                                            1996         1995
----------------------------------------------------------------

Computer equipment                         $2,706      $1,480
Furniture, fixtures and office equipment      525         460
Leasehold improvements                        515         209
Motor vehicles                                318         271
----------------------------------------------------------------
                                            4,064       2,420
Less:  accumulated depreciation             2,051       1,327
----------------------------------------------------------------
                                           $2,013      $1,093
================================================================


5. ACCRUED LIABILITIES
                                               December 31,
----------------------------------------------------------------
                                            1996         1995
----------------------------------------------------------------
Accrued expenses and other
 current liabilities:
 Accrued commissions                       $  805        $408
 Other                                        973         622
----------------------------------------------------------------
                                           $1,778      $1,030
================================================================

17 o PLANNING SCIENCES INTERNATIONAL PLC o 1996 ANNUAL REPORT
-------------------------------------------------------------


   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)
   -----------------------------------------------------------------------------

6. SHARE OPTION PLANS
The Company has a share option plan which was adopted in February 1994 (the "1994 Plan") and which succeeded a prior PSP plan. Outstanding options under the PSP plan were exchanged for the equivalent number of options under the Plan. Options granted under the Plan are for periods not to exceed seven years, and must be issued at the higher of par value or the fair market value of the shares on the date of grant as determined by the Board of Directors in accordance with the U.K. Capital Gains Tax Act 1979.

Details of options under the 1994 Plan are as follows:


                                                         Number of Shares             Price Per Share
------------------------------------------------------------------------------------------------------------------

Balance at April 1, 1994 ...............................        13,000     (pound)     21.00      $      31.18(i)
Adjustment for stock dividend ...........................    1,287,000
    Granted in year .....................................    1,378,834                  0.21             0.342
------------------------------------------------------------------------------------------------------------------
Balance at March 31,1995 ................................    2,678,834                  0.21             0.342
    Granted in period ...................................      192,333                  0.60             0.950
    Exercised in period .................................     (364,167)                 0.21       0.325-0.331(ii)
------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995 ............................    2,507,000             0.21-0.60       0.326-0.331
Exercised in year .......................................     (500,000)                 0.21              0.35
------------------------------------------------------------------------------------------------------------------
Balance at  December 31, 1996 ...........................    2,007,000     (pound) 0.21-0.60      $  0.36-1.03
==================================================================================================================
Exercisable at December 31,1996  ........................      410,000     (pound)      0.21      $       0.36
==================================================================================================================


(i) The exercise prices of the above options are fixed in pounds sterling. The U.S. dollar equivalents have been derived by translating the pound sterling amounts at the rates of exchange on the respective dates of grant, cancellation or exercise as appropriate and at period end rates with respect to the options outstanding at each period end.

(ii) The U.S. dollar equivalent at the exercise dates were $0.325 in respect of 30,833 options and $0.331 in respect of 333,334 options.


The remaining options are exercisable up to November 2003.

The 1996 Equity Incentive Plan (the "1996 Plan") was adopted by the Board of Directors on March 7, 1996, and is intended to serve as the successor equity incentive program to the Company's 1994 Plan under which no further share options have been or will be granted. Under the 1996 Plan, the Compensation Committee may grant stock options and restricted stock grants to directors, employees and other persons providing services to the Company for up to an aggregate of 2,000,000 Ordinary Shares. The option or restricted stock prices may be greater than, less than, or equal to the fair market value of the underlying shares on the date of the grant. As of December 31, 1996, options under the 1996 Plan for the purchase of 833,350 Ordinary Shares by directors, employees and persons providing services to the Company had been granted and were outstanding at an exercise price from $8.50 to $18.75 per Ordinary Share.

Details of options under the 1996 Plan are as follows:

                                    Number of Shares    Price per Share
--------------------------------------------------------------------------------
Granted in year                          572,500        $        8.50
                                          230,00        $       10.00
                                          13,500        $       18.75
                                          31,000        $       12.50
                                          38,000        $       11.00
                                          25,000        $       12.50
--------------------------------------------------------------------------------
                                         910,000
Lapsed in year                           (76,650)       $8.50 - 18.75
--------------------------------------------------------------------------------
Balance at December 31, 1996             833,350        $8.50 - 18.75
================================================================================
Exercisable at December 31, 1996            none
================================================================================

18 o PLANNING SCIENCES INTERNATIONAL PLC o 1996 ANNUAL REPORT
-------------------------------------------------------------


   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)
   -----------------------------------------------------------------------------


Pro forma information regarding net income and net income per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee share options under the fair value method consistent with the method prescribed by that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995: risk-free interest rates of 5%, dividend yield of 0%, volatility factor of 0.714, and an expected life of the option of two years. The weighted average fair value of options, calculated using the Black-Scholes option pricing model, granted during the year ended December 31, 1996 was $3.91 and during the nine-month period ended December 31, 1995 was $0.17. The pro forma information is as follows:


                                        Year Ended     Nine Months Ended
                                       December 31,      December 31,
--------------------------------------------------------------------------------
                                          1996               1995
--------------------------------------------------------------------------------

Pro forma net income                     $ 2,243            $  603
================================================================================
Pro forma net income per share           $  0.21            $ 0.08
================================================================================

The following table summarizes information about the Company's share options outstanding and exercisable at December 31, 1996 under the 1994 Plan:



                          Options Outstanding                                     Options Exercisable
-------------------------------------------------------------------------------------------------------------
                       Number        Weighted Average                          Number
                  Outstanding at        Remaining       Weighted Average    Outstanding at        Weighted
Exercise Price   December 31, 1996   Contractual Life   Exercise Price     December 31, 1996   Exercise Price
-------------------------------------------------------------------------------------------------------------
    21p             1,814,667           56 months            21p                410,000              21p
    60p               192,333           69 months            60p                      -              60p
-------------------------------------------------------------------------------------------------------------
 21p - 60p          2,007,000           57 months            25p                410,000              21p
=============================================================================================================


The following table summarizes information about the Company's share options outstanding and exercisable at December 31, 1996 under the 1996 Plan:



                          Options Outstanding                                     Options Exercisable
-------------------------------------------------------------------------------------------------------------
                      Number         Weighted Average                          Number
  Range Of        Outstanding at        Remaining       Weighted Average    Outstanding at        Weighted
Exercise Price   December 31, 1996   Contractual Life   Exercise Price     December 31, 1996   Exercise Price
-------------------------------------------------------------------------------------------------------------

$ 8.50 -  $11.00    770,850             74 months            $ 9.07              -                   -
$12.50 -  $18.75     62,500             80 months            $13.15              -                   -
-------------------------------------------------------------------------------------------------------------
$ 8.50 -  $18.75    833,350             75 months            $ 9.38              -                   -
=============================================================================================================

19 o PLANNING SCIENCES INTERNATIONAL PLC o 1996 ANNUAL REPORT
-------------------------------------------------------------


   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)
   -----------------------------------------------------------------------------


7. EMPLOYEE PENSION PLANS
The Company sponsors and contributes to a number of defined contribution pension plans. The assets of these plans are held separately from those of the Company in independently administered funds. Contributions are expensed as they become payable. The amount of contributions expensed was $241 for the year ended December 31, 1996 and $200 for the nine month period ended December 31, 1995 and $146 for the year ended March 31, 1995.


8. INCOME TAXES
Income before income taxes is analyzed as follows:

                                                 Nine Months
                                   Year Ended       Ended         Year Ended
                                  December 31,   December 31,     March 31,
--------------------------------------------------------------------------------
                                      1996          1995            1995
--------------------------------------------------------------------------------
United Kingdom                       $1,868       $  964           $1,150
Overseas                              1,817           94             (480)
--------------------------------------------------------------------------------
                                     $3,685       $1,058            $ 670
================================================================================


Significant components of the provision for income taxes are as follows:

                                                  Nine Months
                                    Year Ended       Ended         Year Ended
                                   December 31,   December 31,     March 31,
--------------------------------------------------------------------------------
                                       1996          1995            1995
--------------------------------------------------------------------------------
Current:
  United Kingdom                     $ 732          $ 391           $ 209
  United States                        293              3               -
  Other                                347              -               -
--------------------------------------------------------------------------------
  Total current                     $1,372          $ 394           $ 209

Deferred:
  United Kingdom                       (12)             -               -
  United States                       (144)           (10)             45
--------------------------------------------------------------------------------
  Total provision for income taxes  $1,216          $ 384           $ 254
================================================================================


The following table analyzes the difference between the U.K. tax rate and the effective tax rate:

                                                    Nine Months
                                      Year Ended       Ended         Year Ended
                                     December 31,   December 31,     March 31,
--------------------------------------------------------------------------------
                                         1996          1995            1995
--------------------------------------------------------------------------------
Current:
  U.K. Statutory rate                    33.0%         33.0%           33.0%
  Permanent disallowables for U.K. tax    1.2           5.0             3.7
  Utilization of net operating losses     1.1          (3.7)              -
  Deferred tax valuation adjustments     (3.6)         (1.8)            1.0
  Other - net                             1.3           3.8             0.2
--------------------------------------------------------------------------------
  Effective tax rate                     33.0%         36.3%           37.9%
================================================================================

20 o PLANNING SCIENCES INTERNATIONAL PLC o 1996 ANNUAL REPORT
-------------------------------------------------------------


   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)
   -----------------------------------------------------------------------------


Significant components of the deferred tax liabilities and assets are as follows:

                                                   December 31,
--------------------------------------------------------------------------------
                                                 1996        1995
--------------------------------------------------------------------------------
Liabilities:
  Fixed asset temporary differences             $  29       $  16
  Other                                             -          18
--------------------------------------------------------------------------------
                                                   29          34
Assets:
  Fixed asset temporary differences                42          37
  Net operating loss carryforwards                 98         139
  Deferred revenue                                163         283
  Accrued expenses                                159           -
  Accounts receivable                              18           7
--------------------------------------------------------------------------------
                                                  480         466
Less: valuation allowance                        (332)       (466)
--------------------------------------------------------------------------------
Deferred tax assets after valuation allowance   $ 148       $   -
--------------------------------------------------------------------------------
  Total net deferred tax asset (liability)      $ 119       $ (34)
================================================================================


At December 31, 1996, the Company had net operating loss carry forwards in Australia of $278 (December 31,1995: $270) which may be carried forward indefinitely.

On September 16, 1996, both Planning Sciences Inc. and Planning Sciences Pacific Pty Ltd. relinquished their residency status in the United Kingdom and are now taxed solely in the United States and Australia respectively. For U.K. tax purposes, any losses that have been sustained by these companies to September 16, 1996, have been utilized where possible by the U.K. subgroup.


9. COMMITMENTS
The Company leases its facilities under non-cancelable operating lease agreements which expire at various dates through 2008. In addition, the Company leases certain equipment under long-term lease agreements that are classified as capital leases. These capital leases terminate at various dates through 1999. Total property and equipment acquired under these capitalized leases, which collateralize such borrowings, are as follows:


                                                   December 31,
--------------------------------------------------------------------------------
                                                 1996        1995
--------------------------------------------------------------------------------
Computer equipment                              $ 302       $ 185
Furniture, fixtures and office equipment           60           -
Motor vehicles                                    298         203
--------------------------------------------------------------------------------
                                                  660         388
Less:  accumulated depreciation                  (253)       (131)
--------------------------------------------------------------------------------
                                                $ 407       $ 257
================================================================================

21 o PLANNING SCIENCES INTERNATIONAL PLC o 1996 ANNUAL REPORT
-------------------------------------------------------------


   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)
   -----------------------------------------------------------------------------

Future minimum annual lease payments under all non-cancelable operating and capital leases at December 31, 1996 are as follows:


Year Ending December 31,                      Operating Leases  Capital Leases
--------------------------------------------------------------------------------
1997                                               $1,076            $ 240
1998                                                  880              151
1999                                                  612               70
2000                                                  340               38
2001                                                  247                2
2002-2008                                             270                -
                                                  ---------
Total minimum payments                             $3,425              501
                                                  =========
Less: amounts representing interest                                    (82)
                                                                    ---------
Present value of capital lease obligation                              419
Less: current portion                                                 (194)
                                                                    ---------
Lease obligations, long-term                                         $ 225
                                                                    =========

Rental expenses under operating leases totalled $945 for the year ended December 31, 1996, $609 for the nine-month period ended December 31, 1995 and $456 for the year ended March 31, 1995.
================================================================================

10. CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS
Potential concentrations of credit risk to the Company consist principally of cash, cash equivalents and trade receivables. The Company only deposits short-term cash surpluses with high credit quality banks.

During the years ended December 31, 1996 and March 31, 1995 no customer accounted for more than 10% of the Company's net sales. During the nine-month period ended December 31, 1995 sales to one customer accounted for approximately 15% of the Company's net sales.

The Company provides credit in the normal course of business and accordingly performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. To date such losses have been within management's expectations.

22 o PLANNING SCIENCES INTERNATIONAL PLC o 1996 ANNUAL REPORT
-------------------------------------------------------------


   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)
   -----------------------------------------------------------------------------


11. INDUSTRY AND GEOGRAPHIC INFORMATION
The Company and its subsidiaries operate in one industry segment: the development, marketing and support of high performance client/server decision support software.

Information about the Company's operations by geographic area is as follows:


                                                             Nine Months
                                           Year Ended           Ended          Year Ended
                                           December 31,      December 31,      March 31,
-----------------------------------------------------------------------------------------
                                          1996      1995         1995             1995
-----------------------------------------------------------------------------------------
                                                 (unaudited)
Revenue from unaffiliated customers:
United Kingdom                           $13,947   $10,979     $ 8,232         $ 7,938
Less: Inter-area eliminations (i)         (4,455)   (2,110)     (1,796)         (1,022)
---------------------------------------------------------------------------------------
                                           9,492     8,869       6,436           6,916
North America(ii)                         10,154     6,108       4,939           3,409
Australia                                  1,713       820         607             437
Rest of World                              4,606       593         593               -
---------------------------------------------------------------------------------------
  Total revenue                          $25,965   $16,390     $12,575         $10,762
=======================================================================================
United Kingdom includes exports to:
Rest of Europe                           $   622   $ 1,181     $   688         $ 1,132
Middle East                                    -       139          68             199
Africa                                         -       167          68             321
Asia                                           -        71          28              98
---------------------------------------------------------------------------------------
                                         $   622   $ 1,558     $   852         $ 1,750
=======================================================================================
Income from operations:
United Kingdom(i)                        $ 2,350   $ 2,197     $ 1,441         $ 1,779
North America(ii)                            586        (4)        145            (337)
Australia                                      1         -         (62)            (48)
Rest of world                              1,057        (7)         (7)              -
Corporate costs (United Kingdom)          (1,274)     (722)       (463)           (647)
---------------------------------------------------------------------------------------
  Income from operations                 $ 2,720$    1,464     $ 1,054         $   747
=======================================================================================


                            December 31,                  March 31,
--------------------------------------------------------------------------------
                           1996      1995                   1995
--------------------------------------------------------------------------------
Total assets:
United Kingdom           $ 9,056    $5,321                $ 4,669
North America(ii)          5,217     1,438                  1,266
Australia                    683       576                    156
Rest of World             26,595       420                      -
--------------------------------------------------------------------------------
  Total assets(iii)      $41,551    $7,755                $ 6,091
================================================================================

(i) Inter-area eliminations consist of intra-group royalties payable by the Company's overseas subsidiaries to the United Kingdom operations in respect of license sales and support and maintenance revenues. Such royalties are based upon 25%-35% of the relevant customer sales for all reported periods.

(ii) North America consists primarily of the United States.

(iii)Corporate assets are insignificant.

23 o PLANNING SCIENCES INTERNATIONAL PLC o 1996 ANNUAL REPORT
-------------------------------------------------------------


   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)
   -----------------------------------------------------------------------------


12. ACQUISITIONS
In May 1996, the Company acquired the business goodwill and certain tangible assets from its exclusive South African distributor for approximately $139,000 in cash. Goodwill amounting to $192,000 arose on this acquisition.

In July 1996 the Company acquired the business goodwill from its exclusive distributor in Germany for approximately $220,000 in cash, all of which has been allocated to goodwill.

In July 1996 the Company also acquired all of the outstanding capital stock held by third parties in Planning Sciences International BV for $1,000,000 in cash. Goodwill amounting to $1,001,000 was allocated to this acquisition.

In September 1996 the Company acquired the entire issued capital stock of its distributors in Belgium, the Netherlands and Luxembourg for $1,790,000 consisting of $1,200,000 in cash and $590,000 paid through the issuance of 40,000 shares of the Company's Ordinary Shares. Further payments up to a maximum of $2,000,000 may become payable depending on the profitability of the businesses acquired based on the achievement of quarterly targets to December 31, 1997. Such contingent payments will be allocated to goodwill as they crystallize. To date $2,010,000 has been allocated to goodwill.

All of the above acquisitions were accounted for under the purchase method and the assets and liabilities were recorded at their fair values on the acquisition dates. Results of operations include all of these acquisitions from the dates of acquisition. The goodwill and intangible assets acquired in all the above transactions are being amortized over their useful life of ten years.

The following unaudited pro forma financial information assumes the respective acquisitions occurred at the beginning of the periods in which the acquisitions took place and, for comparative purposes, at the beginning of the immediately preceding year. These results have been prepared for informational purposes only and are not necessarily indicative of the operating results that would have occurred had the acquisitions been made as discussed above. In addition, they are not intended to be a projection of future results.


                                       Year Ended   Nine Months Ended
                                      December 31,     December 31,
--------------------------------------------------------------------------------
                                          1996             1995
--------------------------------------------------------------------------------
                                      (unaudited)      (unaudited)

Revenues                                $27,302          $13,571
================================================================================
Net income                              $ 2,377          $   623
================================================================================
Net income per share                    $  0.23          $  0.07
================================================================================


13. RECENT PRONOUNCEMENTS
In February 1997 the Financial Accounting Standards Board issued SFAS 128, "Earnings per Share". This standard applies to accounting periods ending after December 15, 1997 and establishes new simplified standards for computing and presenting earnings per share. Although early adoption is not permitted, the standard requires restatement of all price period earnings per share data once adopted.


14. SHARE CAPITAL
The Share capital of the Company was reorganized upon the effective date of the Company's initial public offering as described in Note 1(c).

24 o PLANNING SCIENCES INTERNATIONAL PLC o 1996 ANNUAL REPORT
-------------------------------------------------------------


    CORPORATE & SHAREHOLDER INFORMATION
    ----------------------------------------------------------------------------

CORPORATE INFORMATION

HEAD OFFICES
PLANNING SCIENCES INC.
201 Edgewater Drive
Wakefield, MA 01880-6215
USA

PLANNING SCIENCES INTERNATIONAL PLC
Tuition House
St. George's Road
Wimbledon
London SW19 4EU
UK

BOARD OF DIRECTORS
Paul R. Rolph
Chief Executive Officer and
Chairman of the Board of Directors

ANTHONY K. FOX
Chief Financial Officer, Director and
Company Secretary

TIMOTHY S. JONES
Development Director

R. ALAN WALLMAN
Founder and Director

JAMES R.H. BUCHANAN
Director


SHAREHOLDER INFORMATION

STOCK MARKET DATA
The ADSs are quoted on the Nasdaq National Market under the symbol "PLNSY". The following table sets forth the range of quarterly high and low closing sale prices of the ADSs on the Nasdaq National Market since the Company's initial public offering on April 30, 1996.

                            High         Low
----------------------------------------------
1996
Second Quarter
  (from April 30, 1996)   $ 32.125    $ 18.750
Third Quarter               22.250      11.000
Fourth Quarter              15.375      11.000

1997
First Quarter (through
  March 31, 1997)           19.000       8.500

On March 31, 1997, the last sale price for the ADSs as reported on the Nasdaq National Market was $9.00.


AUDITORS
ERNST & YOUNG
Rolls House
7 Rolls Buildings
Fetter Lane
London EC4A 1NH

200, Clarendon Street
Boston, MA 02116

UKBANKERS
NATIONAL WESTMINSTER BANK PLC
13 Market Place
Reading
Berks RG1 2EN

US BANKERS
KEY BANK OF COLORADO
555 17th Street
Denver, CO 80202

UK SOLICITORS
ALLISON & HUMPHREYS
East India House
109-117 Middelsex Street
London EC1 7JF

UK COUNSEL
WILKIE, FARR & GALLAGHER
35, Wilson Street
London EC2M 2SJ

US COUNSEL
WILKIE, FARR & GALLAGHER
1 Citicorp Center
153 East 53RD Street
New York, NY 10022-4677

DAVIS, MALM & D'AGOSTINE
1 Boston Place
Boston, MA 02108-4470

DEPOSITARY
THE BANK OF NEW YORK
101 Barclay Street
New York, NY 10266

INVESTOR INFORMATION
FINANCIAL RELATIONS BOARD
John Hancock Center
875 North Michigan Avenue
Chicago IL 60611

675, 3rd Avenue
New York, NY 10017

                      Planning Sciences International plc

              Instructions to THE BANK OF NEW YORK, as Depositary

       (must be received prior to the close of business on June 18, 1997)


     The undersigned registered holder of American Depositary Shares hereby requests and instructs The Bank of New York, as Depositary, through its Agent, to endeavor, in so far as practicable, to vote or cause to be voted the amount of Deposited Securities underlying the American Depositary Shares evidenced by Receipts registered in the name of the undersigned on the books of the Depositary as of the close of business on June 24, 1997 at the Annual General Meeting of Shareholders of Planning Sciences International PLC to be held in London, England, on July 1, 1997 in respect of the matters to be voted upon, or on any other business (including amendments to resolutions) which comes before the Meeting.


NOTES:

1. Instructions as to voting on the specified resolutions should be indicated by an "x" in the appropriate box.


                      (Continued and to be dated and signed on the reverse side)

Resolutions                                            FOR       AGAINST

A.  Directors' report and accounts                     [ ]         [ ]

B.  Reappoint Ernst & Young as auditors                [ ]         [ ]

C.  Reappoint Directors retiring by rotation:

    (a) Robert Alen Wallman                            [ ]         [ ]

    (b) Paul Roger Rolph                               [ ]         [ ]

D.  Confirm appointments to the Board:

    (a) James Robert Hamilton Buchanan                 [ ]         [ ]

    (b) Timothy Simon Jones                            [ ]         [ ]

E.  1.  Authority to allot shares pursuant to section
        80 of the Companies Act 1985                   [ ]         [ ]

    2.  Disapply section 89 of the Companies Act
        1985                                           [ ]         [ ]

    3.  Approval of contract for purchase of own
        shares                                         [ ]         [ ]

    4.  Approval of change of name of the Company
        to Gentia Software plc                         [ ]         [ ]



                                           Change of Address and
                                           or Comments Mark Here   [ ]


The Form must be signed by the person in whose name the relevant Receipt is registered on the books of the Depositary. In the case of a Corporation, the Form should be executed by a duly authorized Officer or Attorney.


DATE _________________________, 1997


SIGNATURE __________________________


Please mark, sign, date and return the Voting Instruction Card promptly using the enclosed envelope.


Votes must be indicated (X) in Black or Blue Ink.      [ ]